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                                                                  EXHIBIT 10. 18


* Certain information in this document has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                    INTELLECTUAL PROPERTY LICENSE AGREEMENT
                    IMMERSION CORPORATION AND LOGITECH, INC.

        This Intellectual Property License Agreement (the "Agreement") between Immersion Corporation, a California corporation, with principal offices in San Jose, California (hereinafter "Immersion") and Logitech Inc., a California corporation, with principal offices in Fremont, California (hereinafter "Logitech"), is entered into as of October 4, 1996 (the "Effective Date").

                                    RECITALS

        A. Immersion is the owner of several United States patent applications and one issued United States patent relating to certain force-feedback technology.

        B. Concurrently with this Agreement, Immersion and Logitech are entering into a Technology Product Development Agreement dated the same date as this Agreement. Pursuant to the Technology Product Development Agreement, Immersion will develop and deliver to Logitech certain deliverables which are covered by copyrights and trade secret rights owned by Immersion, as well as patents now held or that may issue to Immersion in the future.

        C. Logitech intends to develop "Gaming Devices" (as defined below) which may or may not incorporate or utilize the deliverables to be delivered under the Technology Product Development Agreement.

        D. The parties desire that Immersion grant a license to Logitech under the foregoing intellectual property rights of Immersion to develop and distribute Gaming Devices, whether or not they incorporate or utilize the deliverables to be delivered under the Technology Product Development Agreement, all on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the promises and agreements set forth below and the other consideration cited herein, the parties agree as follows.

1.      DEFINITIONS

        In this Agreement the following words and expressions shall have the following meanings:

        1.1 AFFILIATES. This means any corporation or business entity which is controlled by, controls, or is under common control of a Party. For this purpose, the meaning of the word "control" shall include, without limitation, direct or indirect

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ownership of more than fifty percent (50%) of the voting shares of interest of such corporation or business entity.

        1.2 DEFECT. This means, with respect to any non-software Deliverable, failure to materially conform to the applicable then-current Specifications for such non-software Deliverable.

        1.3 DEFECT CORRECTION. This means either a modification or addition that eliminates or works around a Defect in a non-software Deliverable so as to cause the non-software Deliverable to comply with the applicable then-current Specification.

        1.4 DELIVERABLES. This means the various deliverables, which are tangible implementations or items including interim deliverables or final prototype deliverables, identified as such and described in any development schedule to the Development Agreement and delivered to Logitech thereunder.

        1.5 DEVELOPMENT AGREEMENT. This means the Technology Product Development Agreement between Immersion and Logitech dated the same date as this Agreement.

        1.6 ENHANCEMENT OR ENHANCEMENTS. This means any force-feedback modification or addition made by Immersion, under the terms of Section 6.7 ("Other Development") and Section 7.2 ("Enhancements by Immersion") of the Development Agreement for the Gaming Field of Use, and which is a tangible implementation other than a Defect Correction or Error Correction, that when incorporated into the Gaming Device, materially reduces product costs of a Gaming Device or materially changes the functional capability or form factor (e.g., joystick to steering wheel).

        1.7 ERROR. This means, with respect to any software Deliverable, failure of any such software Deliverable to materially conform to the applicable then-current Specification for such software Deliverable.

        1.8 ERROR CORRECTION. This means either a modification or addition that eliminates or works around an Error in the software Deliverable so as to cause the software Deliverable to comply with the then-current Specification.

        1.9 FINAL PROTOTYPE. This means a Deliverable which is the final functional form of the Gaming Device, if any, including software and hardware, produced by Immersion under a development schedule to the Development Agreement, which prototype serves as a model for the final production version of the Gaming Device, if any, and which conforms to the applicable Specification.

        1.10 GAMING DEVICE(s). This means the consumer gaming computer input peripherals marketed for entertainment applications, including but not limited to the Joystick Product, other joysticks, steering wheels, flight yokes and other similar devices.

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        1.11 GAMING FIELD OF USE. This means the consumer gaming computer peripherals market, which does not include the market for medical, industrial, business, scientific and arcade products and applications.

        1.12 IMMERSION PRODUCT MODEL TECHNOLOGY. This means that subset of Immersion Technology delivered as a Deliverable under the terms of a development schedule of the Development Agreement, or as an Enhancement or New Technology, which is actually utilized in or in connection with and/or embedded in the final production version of the Joystick Product, any subsequent Product Model of the Joystick Product or any Product Model of any Gaming Device.

        1.13 IMMERSION SOFTWARE. This means the driver software and computer firmware subset of the Immersion Product Model Technology actually utilized in or in connection with and/or embedded in the final production version of the Joystick Product, any subsequent Product Model of the Joystick Product or any Product Model of any Gaming Device that acts as an interface to and controls the Joystick Product, any subsequent Product Model of the Joystick Product or any Gaming Device.

        1.14 IMMERSION TECHNOLOGY. This means any and all technology created or acquired by Immersion, or licensed to Immersion by third parties, including but not limited to software created by employees or consultants of Immersion, (i) first developed or reduced to practice before or after the Effective Date solely by Immersion independent of the scope of the work under the Development Agreement or (ii) first developed or reduced to practice after the Effective Date and within the scope of a Deliverable developed solely by Immersion (a) under a development schedule in effect under the terms of the Development Agreement, (b) as an Enhancement or (c) as New Technology.

        1.15 INTELLECTUAL PROPERTY RIGHTS. This means the Licensed Patents and utility models, copyrights and mask work rights, including without limitation all applications and registrations with respect thereto, rights in trade secrets, know-how, and all other intellectual property rights, excluding trademarks and tradenames and patents other than the Licensed Patents.

        1.16 JOYSTICK PRODUCT. This means the final production version of the joystick described in the Specification in the first Exhibit A ("Specifications") of the Development Agreement which utilizes and/or contains Immersion Product Model Technology, including but not limited to the applicable Immersion Software, documentation, Defect Corrections and Error Corrections thereto.

        1.17 LICENSED PATENTS. This means (i) United States patent no. 5,576,727, titled "Electricalmechnical Human-Computer Interface with Force Feedback", (ii) all patents that may issue based upon any of the United States patent applications listed in Schedule A1 and A2 hereto or upon any corresponding foreign patent applications that have been or may be filed, or upon any continuations, continuations-in-part, or divisional

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applications related to any of the foregoing that have been or may be filed, and
(iii) any divisions, reissues and reexaminations based on any of the foregoing.

        1.18 NET RECEIPTS. This means the gross receipts received by Logitech and its Affiliates without taking into account any foreign withholding taxes that may apply to transfers between Logitech and its affiliates upon any sales of Royalty Bearing Products to unaffiliated third parties, less any actual returns and/or credits actually credited to a customer's account in accordance with Logitech's standard accounting practices applied in good faith. Net Receipts shall not include freight, insurance and taxes. No other costs incurred in the manufacture, sale, distribution, or exploitation of Royalty Bearing Products shall be deducted from gross receipts in the calculation of Net Receipts. If Royalty Bearing Products are bundled with other items sold by Logitech or its Affiliates and are not invoiced separately, royalties will be paid based on Logitech's (or if no Logitech averages sales price exists, the applicable Affiliate average sales price) then-current average sales price for each such Royalty Bearing Product when sold as a separate item (averaged for the applicable Quarter in which the Net Receipts are received by Logitech or its Affiliates, as applicable, for the country in which the sale was made) in like quantities in arms length transactions to unrelated third parties other than Logitech or Logitech Affiliates).

        1.19 NEW TECHNOLOGY. This means any force-feedback technology modification or addition made by Immersion, for the Gaming Field of Use, other than a Defect Correction or Error-Correction, that when incorporated into the Joystick Product or other Gaming Device, materially changes the utility, efficiency, market value, functional capability or application, and which is developed by Immersion on a non-exclusive basis and made "generally available" for use in Gaming Devices in the Gaming Field of Use and which is delivered by Immersion to Logitech as a tangible implementation pursuant to the terms of
Section 7.4 ("New Technology") of the Development Agreement. For purposes of this definition, "generally available" shall mean offered under nonexclusive license to any one unaffiliated third party (other than the original third party for whom the technology, modification or addition was originally developed) for use in Gaming Devices in the Gaming Field of Use.

        1.20 OEM OR OEMS. This means any third party (not including Affiliates) that does not manufacture Gaming Devices and that wishes to purchase finished Gaming Devices for sale in the Gaming Field of Use under its own brand name.

        1.21 PARTY OR PARTIES. This means Immersion and/or Logitech.

        1.22 PRODUCT LAUNCH. This means the date on which first commercial-level shipping of the Joystick Product or any Product Model commences to third party unaffiliated customers of Logitech or a Logitech Affiliate.

        1.23 PRODUCT MODEL. This means a single model of the Joystick Product or any other Gaming Device. "Product Model" shall mean each variation of a Joystick

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Product or Gaming Device which (i) differs by virtue of addition of or alteration through an Enhancement or (ii) constitutes a change in form factor (e.g. joystick to steering wheel) or (iii) incorporates a material change in force-feedback functionality made by a party other than Immersion. Purely cosmetic alterations (e.g., color or styling) to the physical appearance of the Joystick Product or a Gaming Device, or changes that do not alter the force-feedback functionality but reduce manufacturing costs shall not be deemed a Product Model.

        1.24 ROYALTY BEARING PRODUCT. This means a Gaming Device which either
(1) incorporates or utilizes Immersion Product Model Technology that is not otherwise made generally available to the public by Immersion without charge or
(2) is covered (a) by a Licensed Patent or (b) by a copyright of Immersion embodied in any Immersion Product Model Technology that is not otherwise made generally available to the public by Immersion without charge.

        1.25 QUARTER OR QUARTERS. This means Logitech's yearly fiscal quarters. Specifically, Logitech's yearly fiscal quarters begin and end on the following dates: first quarter, April 1 - June 30; second quarter, July 1 - September 30; third quarter, October 1 - December 31; and fourth quarter, January 1 - March 31.

        1.26 SPECIFICATION(s). This means the Joystick Product specification attached as the original Exhibit A ("Specification") to the Development Agreement and each Gaming Device specification associated with a development schedule which is attached by amendment to the Development Agreement.

        1.27 YEAR. This means any full four-Quarter period.

        1.28 Any reference to the words "PURCHASE," "SALE," or "SELL," when used in connection with intellectual property, shall mean license.

2.      GRANT OF LICENSES

        2.1 GRANT WITH RESPECT TO THE LICENSED PATENTS. Subject to the terms of this Agreement, Immersion grants to Logitech a worldwide, nonexclusive license under the Licensed Patents to develop, make, have made, use, sell, lease, license, demonstrate, market and distribute Gaming Devices in the Gaming Field of Use. Except as provided in Section 2.3 ("Right to Sublicense"), no right to sublicense the Licensed Patents is granted by Immersion to Logitech.

        2.2 GRANT WITH RESPECT TO THE IMMERSION PRODUCT MODEL TECHNOLOGY. Subject to the terms of this Agreement, Immersion grants to Logitech a worldwide, nonexclusive license under any Intellectual Property Rights owned or licensable by Immersion that cover the Immersion Product Model Technology, excluding the New Technology except as separately licensed by Immersion to Logitech in accordance with

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the terms of Section 7.4 ("New Technology") of the Development Agreement, to
use, copy, modify, and create derivative works based upon the Immersion Product Model Technology and in order to develop, make, and have made Gaming Devices in the Gaming Field of Use, and to sell, lease, license, demonstrate, perform, market and distribute such Gaming Devices in the Gaming Field of Use. No access rights or license to the source code for the Immersion Software are granted to Logitech except as provided under the terms of Section 13 ("Source Code Escrow") of the Development Agreement. Logitech and its Affiliates have no right and Logitech agrees not to disassemble or decompile any portion of the software portions of the Immersion Product Model Technology.

        2.3 RIGHT TO SUBLICENSE. Subject to the terms of Section 2.6 ("Trademark License from Immersion"), Immersion grants to Logitech the right to sublicense any of the rights set forth in Sections 2.1 and 2.2 above subject to the limitations of this Agreement: (i) to any Affiliate of Logitech and (ii) to any non-Affiliate third party of Logitech solely for the purpose of assisting Logitech in the design or development of Gaming Devices in the Gaming Field of Use. Logitech agrees that any act or omission by a Logitech Affiliate that is inconsistent with Logitech's obligations under the terms of this Agreement shall be deemed to be an act or omission by Logitech and a breach of this Agreement by Logitech.

        2.4 DURATION. Subject to the obligation to pay royalties, the licenses set forth above will extend to the full end of the term for which any Licensed Patent is issued or any other Intellectual Property Right of Immersion licensed hereunder is in force, unless sooner terminated as provided in this Agreement.

        2.5 LABEL REQUIREMENTS. Subject to the terms of Section 2.6 ("Trademark License for Immersion") and Section 2.7 ("Administration Procedure"), Logitech shall place belly labels on Gaming Devices which are Royalty Bearing Products which shall include the language and related logo: "I-Force(TM) Force Feedback Technology Licensed from Immersion Corporation" (hereinafter the "Legend"). Logitech shall also place or have placed the Legend on retail manuals and boxes as designated in Exhibit B ("Immersion Package Labeling Specification"). If OEM customers object to belly label marking, the Parties will mutually agree upon a reasonable solution in writing in advance. Logitech shall not remove Immersion's copyright notices from any copies of the Immersion Software.

        2.6 TRADEMARK LICENSE FROM IMMERSION. Subject to the procedures set forth in subsection 2.7 below and Immersion's prior written approval, Immersion hereby grants to Logitech a nonexclusive, nontransferable, worldwide license, to use in connection with marketing the Joystick Product or any Gaming Device, the trademark(s) used by Immersion ("Marks") to identify the Immersion Product Model Technology and/or Licensed Patents and Logitech agrees to use such Marks on and in connection with Royalty Bearing Products except in the case of OEM products where, if the OEM customer objects, the parties will mutually agree upon a reasonable solution in writing, in

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advance. Logitech acknowledges that all use of the Marks will inure to the benefit of Immersion. Logitech shall not register Immersion's Marks in any jurisdiction and will not adopt any trademark for use on the Joystick Product or Gaming Device which is confusingly similar to any trademark of Immersion or which includes a prominent portion of any trademark of Immersion. At Immersion's reasonable request, Logitech shall provide Immersion with samples of Logitech's use of Immersion trademarks. Logitech agrees to abide by Immersion's reasonable written trademark policies as issued and provided to Logitech from time to time. In any case where the Marks are not used in compliance with Immersion's trademark policies and such use has been approved in writing by Immersion, upon receipt of written notice from Immersion, Logitech will promptly correct the non-compliance and submit samples of compliant use to Immersion for approval.

        2.7 ADMINISTRATIVE PROCEDURES. The Parties agree that in order to provide Immersion with appropriate information necessary for the orderly administration of the Licensed Patents and Marks, Logitech will provide Immersion with prompt written notice prior to Product Launch of each Product Model and will enclose an information package which contains two prototypes or production units of the Product Model sufficient to enable Immersion to determine which of the Licensed Patents cover the Product Model and to review and approve the use of the Marks. If in any case Immersion believes that the quality of the Product Model does not meet Immersion's commercially reasonable standards, Logitech will not be permitted to ship the Product Model with the Marks until the quality issue is resolved, but Logitech may in is discretion ship such Product Model without the Marks and shall be relieved of its obligation to use the Marks on that Product Model.

        2.8 GRANT WITH RESPECT TO KNOW-HOW. Subject to the terms of this Agreement, each party grants to the other a worldwide, nonexclusive license to use any know-how of such party disclosed to the other party pursuant to the Development Agreement.

3.      ROYALTIES

        3.1 NEW TECHNOLOGY ROYALTIES. As provided in Section 9.6 ("New Technology") of the Development Agreement, New Technology will be provided to Logitech subject to royalties which are mutually agreed upon in writing by Immersion and Logitech.

        3.2 PER PRODUCT MODEL ROYALTY. Except as provided by Section 3.1 above, Logitech shall pay Immersion a royalty based on a percentage of the Net Receipts for each Product Model of a Royalty Bearing Product sold by Logitech or any Logitech Affiliates to unrelated third parties (other than Logitech or Logitech Affiliates) in arms length transactions, in accordance with the following. The royalty percentage for each Product Model shall be five percent (5%) for all units of a Royalty Bearing Product sold

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during the first twelve month period following the Product Launch of such
Product Model. At each annual anniversary of the initial Product Launch for such Product Model thereafter, Logitech will determine the total number of all Product Models of all Royalty Bearing Product units sold during the previous four complete Quarters. If such total number of all Product Models of all Royalty Bearing Product units exceeds the applicable threshold number of total units set forth below, the royalty rate for that Product Model will be reduced by two-thirds of one percent (0.66%) for the next twelve month period, but in no event below a royalty rate of three percent (3%). If the total number does not exceed the applicable threshold, the royalty rate for that Product Model will remain the same for the next twelve month period. For purposes of this Section 3.2, the applicable threshold number of total units to be used for each Product Model for computing whether a royalty rate reduction should take place at the end of the first twelve month period following the Product Launch of each such Product Model is one hundred thousand (100,000) units. The applicable threshold number of total units to be used for each Product Model for computing whether a royalty rate reduction should take place at the end of each subsequent twelve
(12) month period on each annual anniversary of the initial Product Launch thereafter is two hundred thousand (200,000) units. Shipments of Royalty Bearing Products between Logitech and the Logitech Affiliates or between Logitech Affiliates will not be considered to be sold or otherwise transferred until sold to an unrelated customer of Logitech or a Logitech Affiliate.

        3.3 MOST FAVORABLE ROYALTIES. Immersion agrees that, in the event that the royalty rates contained in any license agreement entered into by Immersion and any third party governing the license of substantially similar Immersion Technology for use in any joystick Gaming Device in the Gaming Field of Use that has substantially similar force feedback functionality to the Joystick Product, are less than the applicable rates for the Joystick Product herein, Immersion hereby agrees that it will advise Logitech of such lesser royalty rates as of the date such lesser royalties became effective for such other third party. Such comparison will be on the basis of cash royalty rates only and will not apply in situations where part of the consideration is a cross-license which is taken into account in setting the cash royalty. Logitech shall have the right to have an independent auditor mutually agreed upon by Logitech and Immersion audit Immersion business records related to the performance of its obligations under this Section 3.3 on an annual basis. Logitech shall pay the costs of such audit, unless such audit reveals that Immersion is not in compliance with this Section 3.3, in which case other than termination Logitech's sole and exclusive remedy will be, at Logitech's option, Immersion shall promptly credit Logitech's account or repay any overpayment, the parties will amend the Agreement to reflect the most favorable Royalty Rate and Immersion shall pay the reasonable costs of such audit. Such audit shall be preceded by at least five (5) business days advance written notice and shall be performed during normal business hours by the auditor. The auditor shall have access to only those books and records of Immersion that are reasonably necessary to determine the compliance by Immersion with this Section 3.3. Any and all non-public information related to Immersion or its business revealed in the course of such audit shall be kept confidential by the auditor and by Logitech, and shall not be disclosed by the auditor to anyone other than employees or professional

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advisors of Logitech who have a reasonable need to know in connection with such audit, or used for any purpose, except to the extent reasonably necessary to determine whether Immersion is in compliance with this Section 3.3.

        3.4 PAYMENTS AND REPORTS. The royalties to be paid by Logitech to Immersion hereunder shall be due forty-five (45) days after the close of each Quarter. Royalty reports setting forth the royalty calculation by Product Model and identifying whether the sales were made by Logitech or Logitech Affiliates shall be included with such payments. Logitech will pay and account to Immersion for royalties due hereunder with respect to sales or other disposition of Royalty Bearing Products by any Logitech Affiliates, and for that purpose, sales of Royalty Bearing Products by any Logitech Affiliate (other than sales or other disposition by an Affiliate to Logitech or to another Logitech Affiliate) will be deemed to be sales by Logitech.

        3.5 AUDIT RIGHTS OF ROYALTY PAYMENTS. Immersion shall have the right to have an independent auditor mutually agreed by Logitech and Immersion audit the method used to calculate the average sales price, as well as the sales data pursuant to Section 1.19 ("Net Receipts") and the royalty payments of Logitech for itself and its Affiliates on an annual basis, but shall pay the costs of such audit, unless such audit reveals any underpayment of royalties in an amount greater than five percent (5%) of actual royalties due for any Year, in which case Logitech shall promptly remit an amount equal to the underpayment and shall pay the reasonable costs of such audit. Such audit shall be preceded by at least five (5) business days advance written notice and shall be performed during normal business hours by the auditor. The auditor shall have access to only those books and records of Logitech which are reasonably necessary to determine the relevant sales royalties due for Royalty Bearing Products for Logitech itself and its Affiliates and the correctness of the royalty payments hereunder. Any and all non-public information related to Logitech, its Affiliates, or their business revealed in the course of such audit shall be kept confidential by the auditor and by Immersion, and shall not be disclosed by the auditor to anyone other than employees or professional advisors of Immersion who have a reasonable need to know in connection with such audit, or used for any purpose, except to the extent reasonably necessary to determine the correctness of royalty payments made hereunder.

4.      TERM AND TERMINATION

        4.1 TERM. Unless earlier terminated in accordance with the provisions of this Agreement, this Agreement will extend until the last to expire of the Licensed Patents or any other Intellectual Property Right of Immersion licensed hereunder.

        4.2 TERMINATION BY LOGITECH.

               4.2.1 TERMINATION WITHOUT CAUSE. Logitech may terminate this Agreement without cause upon ninety (90) days written notice, and such written notice

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under the terms of this Agreement shall also serve as written notice of the termination of the Development Agreement, if such Agreement is still in effect at such time, and the Development Agreement will then terminate within sixty
(60) days of such notice pursuant to the terms of Section 12.1 ("Termination by Logitech Without Cause") and such termination shall be deemed to be a termination without cause by Logitech and will be construed in accordance with the terms of Section 12.3 ("Effect of Termination") therein.

               4.2.2 TERMINATION WITH CAUSE. Logitech may terminate this Agreement by written notice to Immersion if Immersion has materially breached the terms of this Agreement and fails to cure the breach after written notice of breach to Immersion and a thirty (30) day time period to cure.

        4.3 TERMINATION BY IMMERSION FOR FAILURE TO PAY ROYALTIES. Immersion may terminate this Agreement by written notice to Logitech in the event that Logitech or any Logitech Affiliate breaches the terms of Section 3 ("Royalties") including but not limited to any failure to pay any royalties due and payable by Logitech and/or any of the Logitech Affiliates under this Agreement and Logitech fails to cure such breach after written notice of breach and a thirty (30) day time period to cure. If Immersion issues a written notice of termination to Logitech under the terms of this Section 4.3 ("Termination by Immersion for Failure to Pay Royalties") such notice shall also serve as written notice of termination for cause by Immersion under the terms of Section 12.2 ("Termination for Cause") of the Development Agreement, if such Agreement is still in effect at such time. If the breach described in the aforementioned written notice of termination is not cured in accordance with the terms of this Section 4.3 ("Termination by Immersion for Failure to Pay Royalties"), the Development Agreement will then terminate within thirty (30) days of such notice pursuant to the terms of Section 12.2 ("Termination for Cause") and such termination will be deemed to be a termination for cause by Immersion for purposes of Section 12.3 ("Effect of Termination") and the effects of termination will be construed in accordance with the terms of Section 12.3 ("Effects of Termination") therein.

        4.4 TERMINATION BY IMMERSION FOR BREACH OF PATENT LICENSE. Immersion may terminate this Agreement in the event that Logitech engages in activity which exceeds the scope of the patent license granted in Section 2.1 or breaches the labeling requirement of Section 2.5 and fails to cure the breach after written notice of breach and a sixty (60) day time period to cure. Except as set forth in this Section 4.4 or Section 4.3, the patent license granted in Section 2.1 shall not be terminable by Immersion. If Immersion issues a written notice of termination to Logitech under the terms of this Section 4.4 ("Termination by Immersion for Breach") such notice shall also serve as written notice of termination for cause by Immersion under the terms of Section 12.2 ("Termination for Cause") of the Development Agreement, if such Agreement is still in effect at such time. If the breach described in the aforementioned written notice of termination is not cured in accordance with the terms of this Section 4.4 ("Termination by Immersion for Breach"), the Development Agreement will then terminate within

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sixty (60) days of such notice pursuant to the terms of Section 12.2
("Termination for Cause") and such termination will be deemed to be a termination for cause by Immersion for purposes of Section 12.3 ("Effect of Termination") and the effects of termination will be construed in accordance with the terms of Section 12.3 ("Effects of Termination") therein.

        4.5 TERMINATION OF LICENSES TO IMMERSION PRODUCT MODEL TECHNOLOGY BY IMMERSION FOR BREACH. Immersion may terminate the licenses granted with respect to Immersion Product Model Technology in Section 2.2 above in the event that Logitech engages in activity which exceeds the scope of such license or breaches the terms of Section 2.3 or the labeling requirement of Section 2.5 and fails to cure the breach after written notice of breach and a sixty (60) day time period to cure. Termination of the licenses with respect to the Immersion Product Model Technology shall not affect the patent licenses granted hereunder. Except as set forth in this Section 4.5 or Section 4.3, the licenses granted in Section 2.2 shall not be terminable by Immersion.

        4.6 EFFECT OF TERMINATION. Notwithstanding any termination of this Agreement for any reason, Logitech agrees to pay Immersion for royalties due under this Agreement from Logitech or any Logitech Affiliate. Upon a termination of this Agreement for cause or without cause, Logitech and each Affiliate shall have one hundred and twenty (120) days to distribute any remaining inventory in process and in existence as of the effective date of the termination, subject to the obligation for Logitech to pay royalties hereunder for any such distribution by Logitech and/or any Logitech Affiliates. EXCEPT FOR DIRECT DAMAGES RESULTING FROM A BREACH OF THE TERMS OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO A BREACH BY LOGITECH OR ANY LOGITECH AFFILIATE OF SECTION 2 ("GRANT OF LICENSES"), NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY SORT AS A RESULT OF TERMINATING THIS AGREEMENT IN ACCORDANCE WITH THE TERMS OF THE AGREEMENT.

5.      WARRANTY

        Immersion represents and warrants that Immersion either has ownership of, or sufficient rights in, the Immersion Product Model Technology to be delivered under the terms of the Development Agreement and the Licensed Patents to enter into this Agreement and grant all the rights set forth herein. As of the Effective Date of the Agreement, Immersion is not aware of and has not received any notice of any claim by a third party that the copyrights, patents, trade secrets, trademarks or other intellectual property rights of any third party are infringed by the Immersion Product Model Technology that Immersion, in its sole discretion intends to, as of the Effective Date, use to comply with Immersion's development obligations under the terms of the Development Agreement, except as disclosed to Logitech in writing prior to the date of this Agreement. Immersion further represents and warrants that (i) it neither holds nor has applied for a patent that is dominant to the Licensed Patents and (ii) that Schedule A

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


contains all patent applications filed or contemplated to be filed as of the Effective Date that relate to force-feedback technology.

6.      INDEMNIFICATION

        6.1 TRADEMARK INFRINGEMENT INDEMNIFICATION BY IMMERSION. Subject to the limitations on cumulative liability under Section 7.1 ("Disclaimers of Certain Types of Damages") and Section 7.3 ("Limitations of Liability with Respect to Indemnity Obligations"), and Immersion's approval for Logitech to use the Legend and the Marks pursuant to Section 2.5 ("Label Requirements"), Section 2.6 ("Trademark License") and Section 2.7 ("Administrative Procedures") and further subject to prompt notification by Logitech, cooperation by Logitech and control of all litigation and/or settlement by Immersion, Immersion shall indemnify, defend and hold Logitech harmless from and against any and all claims, damages, liabilities, judgments, settlements, losses, costs and expenses (including court costs and reasonable attorneys' and experts' fees) (collectively, "Costs") suffered or incurred by Logitech arising out of a claim of infringement of any Immersion Mark or Legend used by Logitech on a Gaming Device in the Gaming Field of Use which is based on Logitech's use under the labeling requirement of
Section 2.5 ("Label Requirements") and/or the terms of Section 2.6 ("Trademark License") and Section 2.7 ("Administrative Procedures"). In the case of an infringement or alleged infringement by any such Immersion Mark or Legend used by Logitech on a Gaming Device in the Gaming Field of Use: (i) Logitech will have the right to remove such Marks and/or Legend from Logitech Gaming Devices while any dispute or litigation concerning the same is pending, and shall begin using such marks again only after such infringement claims or disputes have been settled or dismissed with prejudice, and (ii) Immersion will have the right to require Logitech to stop using such Marks and/or Legend and will provide a new trademark to be used in connection with the Immersion Product Model Technology and/or Licensed Patents, as applicable. Each party agrees to notify the other promptly of any matters in respect to which the foregoing indemnity in this
Section 6.1 may apply. If notified in writing of any action or claim for which Immersion is to provide indemnity, Immersion shall defend, subject to the limitations of liability set forth in Section 7.1 ("Disclaimer of Certain Types of Damages") and 7.3 ("Limitations of Liability With Respect to Indemnity Obligations"), those actions or claims at Immersion's expense and pay the Costs awarded against Logitech in any such action, or pay any settlement of such action or claim entered into by Immersion.

        6.2 COPYRIGHT INFRINGEMENT AND TRADE SECRET MISAPPROPRIATION INDEMNIFICATION BY IMMERSION.

               6.2.1 SCOPE. Subject to the limitations of cumulative liability under Section 7.1 ("Disclaimer of Certain Types of Damages") and Section 7.3 ("Limitations of Liability With Respect to Indemnity Obligations") and further subject to prompt notification by Logitech, cooperation by Logitech and control of all litigation and/or settlement by Immersion, Immersion shall indemnify, defend and hold Logitech harmless from and against any and all Costs suffered or incurred by Logitech as a result of any third party claim that any Immersion Product Model Technology delivered by Immersion to Logitech infringes any copyright or misappropriates any trade secret of any third party. In the case of any third party claim involving the Immersion Software portion of the Immersion Product Model Technology, Immersion may, in its sole discretion, provide Logitech with a modification to the affected Immersion Software so that the Immersion Software portion of the Immersion Product Model Technology becomes noninfringing or in the alternative, may provide Logitech other software which is functionally equivalent. Each party agrees to notify the other promptly of any matters in respect to which the foregoing indemnity in this Section 6.2 ("Copyright Infringement and Trade Secret Misappropriation Indemnification by Immersion") may apply. If notified in writing of any action or claim for which Immersion is to provide indemnity, Immersion shall defend, subject to the limitations of liability set forth in
Section 7.1 ("Disclaimer of Certain Types of Damages") and 7.3 ("Limitations of Liability With Respect to Indemnity Obligations"), those actions or claims at Immersion's expense and pay the Costs awarded against Logitech in any such action, or pay any settlement of such action or claim entered into by Immersion.

               6.2.2 EXCEPTIONS. The foregoing indemnity will not apply to any infringement claim to the extent it arises from (i) any modification of any Immersion Product Model Technology by parties other than Immersion or Immersion subcontractors under contract with Immersion, (ii) use of any Immersion Product Model Technology in conjunction with other non-Immersion products or components where there would be no infringement absent such use with such other products or components or (iii) an infringement which would not occur in the Immersion Product Model Technology or any Final Prototype in which such Immersion Product Model Technology is incorporated but which does occur in the final production version of a Gaming Device.

        6.3 PERSONAL INJURY AND PROPERTY DAMAGE CLAIMS. Neither party shall have any obligation to indemnify, protect, defend and hold the other party harmless from any Costs suffered or incurred by the other party to the extent such third party claim or threatened claim arises from a personal or alleged personal injury or damage or alleged damage to property arising out of the third party's use of Gaming Devices.

        6.4 PRODUCT LIABILITY INSURANCE. The Parties agree that they shall each secure insurance covering product liability. Such insurance shall provide coverage of at least ONE MILLION DOLLARS ($1,000,000) per occurrence and shall remain in effect during the term of this Agreement. Each party will promptly cause the other party to be named as an additional insured.

        6.5    PATENT INFRINGEMENT INDEMNIFICATION BY IMMERSION.

               6.5.1 SCOPE. Subject to the limitations of cumulative liability under Section 7.1 ("Disclaimer of Certain Types of Damages") and Section 7.3 ("Limitations of Liability With Respect to Indemnity Obligations"), and further subject to prompt notification by Logitech, cooperation by Logitech and control of all litigation and/or settlement by Immersion, Immersion shall indemnify, defend and hold harmless Logitech from and against any and all Costs (except as provided in Section 6.5.3 below) suffered or incurred by Logitech as a result of any third party claim that any Immersion Product Model Technology delivered by Immersion (for which Logitech is currently paying royalties) infringes upon any United States patent. Each Party agrees to notify the other promptly of any matters in respect to which the foregoing indemnity in this Section 6.5 may apply. If notified in writing of any action or claim for which Immersion is to provide indemnity, Immersion shall defend, subject to the limitations of liability set forth in
Section 7.1 ("Disclaimer of Certain Types of Damages") and 7.3 ("Limitations of Liability With Respect to Indemnity Obligations") and the provisions of Section
6.5.3 below, those actions or claims at its expense and pay the Costs awarded against Logitech in any such action, or pay any settlement of such action or claim entered into by Immersion. In any such action, Logitech will make available to Immersion all defenses against such action or claim known or available to Logitech.

               6.5.2 EXCEPTIONS TO THE SCOPE OF THE INDEMNITY. Immersion shall have no liability or obligation with respect to any claim of patent infringement to the extent it arises from (a) Immersion's compliance with the Specifications in Exhibit A of the Development Agreement for a Gaming Device, to the extent such infringement would not have arisen but for compliance with such Specifications, (b) use of Immersion Product Model Technology by Logitech or its customers, subcontractors or any third party in or with an application, embodiment or environment other than that for which the Immersion Product Model Technology was designed as set forth in the applicable Specifications; (c) modification of Immersion Product Model Technology by Logitech or its customers, subcontractors or any third party; (d) the operation or use of any Immersion Product Model Technology in combination with any Gaming Device, equipment or technology not delivered by Immersion or recommended by Immersion pursuant to a specific written obligation in the Specifications in Exhibit A of the Development Agreement to make a recommendation; or (e) Immersion's compliance with a Specification or any aspects or portions of the Specification which "inherently" (as defined below) infringes any patent. For the purposes of this Agreement "inherently" means that any device or aspect or portion of a device which was in conformance with the Specification would infringe such patent.

               6.5.3 EXCEPTIONS WITH RESPECT TO PATENTS ISSUED AFTER THE EFFECTIVE DATE. The provisions of this Section 6.5.3 shall apply only with respect to a United States patent issued after the Effective Date (an "After-Issued Patent").

                      (a) NOTICE BY IMMERSION AND SUPPLY OF MODIFIED OR SUBSTITUTE TECHNOLOGY. Logitech agrees to promptly notify Immersion if Logitech becomes aware of an After-Issued Patent which Logitech reasonably believes is infringed by any Immersion Product Model Technology that is the subject of an indemnity obligation by Immersion hereunder. If upon receipt of notice from Logitech or independently, Immersion becomes aware of an After-Issued Patent which Immersion reasonably believes is infringed by any Immersion Product Model Technology that is the subject of an indemnity obligation by Immersion hereunder, then Immersion will notify Logitech in writing of such patent (the date of such notice being referred to as the "Notice Date"). Within fifteen (15) days after the Notice Date, Immersion shall supply Logitech with a written description and cost estimate of a proposed redesign of the infringing Immersion Product Model Technology to avoid the infringement. As reasonably promptly thereafter as possible, Immersion shall supply Logitech with a modification to the affected Immersion Product Model Technology so that the incorporated Immersion Product Model Technology becomes noninfringing or substitute for the infringing Immersion Product Model Technology other technology that conforms to the Specifications in Exhibit A of the Development Agreement (which shall itself be deemed to be Immersion Product Model Technology) or, if neither of the foregoing are reasonably possible, procure for Logitech the right to continue to use such Immersion Product Model Technology. If Immersion is unable to procure for Logitech the right to continue to use such Immersion Product Model Technology under commercially reasonable terms, as determined by Immersion, Immersion may, in the alternative, refund to Logitech all royalties received by Immersion under the Agreement relating to the allegedly infringing Immersion Product Model Technology (reflecting any discounts granted to Logitech, less an amount for depreciation calculated in a straight-line basis over an assumed useful life of three (3) years).

                      (b) COSTS NOT COVERED BY INDEMNITY FOR AFTER-ISSUED PATENTS. Immersion shall have no obligation to indemnify Logitech for infringement of such After-Issued Patents with respect to any units of a Gaming Device which are distributed or used by Logitech after the Notice Date. Immersion shall have no liability hereunder to reimburse Logitech for any lost inventory, retooling or other manufacturing costs incurred by Logitech that result from Logitech's incorporation of such modified or substitute technology in order to avoid infringement of an After-Issued Patent.

                      (c) ELECTION BY LOGITECH OF ALTERNATIVE REMEDY. Notwithstanding the foregoing provisions, in any instance in which Immersion is prepared and capable of supplying to Logitech modified or substitute technology to avoid infringement of an After-Issued Patent, Logitech may, within a reasonable time after receiving Immersion's written description and cost estimate of Immersion's proposed redesign, elect either (i) to request, in writing, that Immersion pursue a license under the After-Issued Patents on behalf of Logitech to continue using the affected Immersion Product Model Technology, in which event if such license would cost Immersion more than the cost estimate provided by Immersion to Logitech, under the terms of (a) above, to supply modified or substitute technology to avoid infringement, then Logitech shall pay the difference between such costs, or (ii) to request, in writing, that Logitech be allowed to continue to use the Immersion Product Model Technology in unaltered form, in which event Immersion shall have no obligations of indemnity or defense hereunder with respect to any infringement of the After-Issued Patents resulting from copies of Gaming Devices incorporating the unaltered Immersion Product Model Technology used or distributed by Logitech after the Notice Date. If Immersion pursues the license described in (i) above, and is unable to procure such a license, Immersion will not be in breach of this Agreement.

        6.6 REMEDIES IN THE EVENT OF PROHIBITION OF USE. The provisions and remedies set forth in Section 6.6 shall continue to be applicable with respect to any copyright infringement or trade secret misappropriation under the terms of Section 6.2 ("Copyright Infringement and Trade Secret Misappropriation"), and any After-Issued Patents for which Immersion does not supply written notice to Logitech in accordance with Section 6.5.3(a) above and any U.S. Patents issued prior to the Effective Date of this Agreement. If a preliminary or final judgment shall be obtained against Logitech's use, sale or distribution of a Gaming Device that incorporates any Immersion Product Model Technology based infringement within the scope of the indemnity set forth in Section 6.1, 6.2 or
6.5 (subject to the exceptions set forth therein), or if any Immersion Product Model Technology is, or in Immersion's opinion, is likely to become, subject to a claim for such infringement, then Immersion shall, at its expense, either (a) modify the Immersion Product Model Technology so that the incorporated Immersion Product Model Technology becomes noninfringing, or (b) procure for Logitech the right to continue to use such Immersion Product Model Technology, or (c) substitute for the infringing Immersion Product Model Technology other technology that conforms to the Specifications in Exhibit A of the development agreement (which shall itself be deemed to be Immersion Product Model Technology). If (a), (b) or (c) are not commercially reasonable alternatives in Immersion's opinion, Immersion shall refund to Logitech all royalties received by Immersion under the Agreement relating to the allegedly infringing Immersion Product Model Technology (reflecting any discounts granted to Logitech, less an amount for depreciation calculated in a straight-line basis over an assumed useful life of three (3) years).

        6.7 INDEMNITY BY LOGITECH. Subject to the limitations of liability set forth in Section 7 below, and subject to prompt notification by Immersion, cooperation by Immersion and control of all litigation and/or settlement by Logitech, Logitech shall indemnify, defend and hold harmless Immersion from and against any and all Costs suffered or incurred by Immersion to the extent such Costs are suffered or incurred by Immersion in the situations listed in the exceptions (i) through (iii) enumerated in Section 6.2.2 above, and in the exceptions (a) through (e) enumerated in Section 6.5.2 above, and/or in the situation where Logitech and Immersion agree that Logitech will be allowed to continue to use the Immersion Product Model Technology in unaltered form in accordance with subsection (ii) of Section 6.5.3 (c) ("Election by Logitech of Alternative Remedy"), provided that such situations arise because of Logitech's, its subcontractors' or affiliates' use and modifications.

7.      LIMITATIONS OF LIABILITY

        7.1 DISCLAIMER OF CERTAIN TYPES OF DAMAGES. IN NO EVENT WILL LOGITECH OR IMMERSION BE LIABLE FOR LOST PROFITS, OR ANY SPECIAL,

INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF LOGITECH AND IMMERSION HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

        7.2 LIMITATIONS OF LIABILITY OTHER THAN INDEMNITY OBLIGATIONS. EXCEPT WITH RESPECT TO THE PARTIES' OBLIGATIONS OF INDEMNITY, INCLUDING, BUT NOT LIMITED TO COSTS OF DEFENSE AND "COSTS" (AS DEFINED ABOVE) SET FORTH IN SECTION 6 ABOVE WHICH ARE LIMITED BY THE TERMS OF SECTION 7.3 ("LIMITATIONS OF LIABILITY WITH RESPECT TO INDEMNITY OBLIGATIONS") AND WITH RESPECT TO ANY ROYALTIES DUE AND PAYABLE BY LOGITECH HEREUNDER, IN NO CASE WILL EITHER PARTY'S TOTAL CUMULATIVE LIABILITY OR OBLIGATIONS UNDER THE TERMS OF OR ARISING OUT OF THIS AGREEMENT EXCEED $1,000,000.

        7.3 LIMITATIONS OF LIABILITY WITH RESPECT TO INDEMNITY OBLIGATIONS. IN NO CASE WILL EITHER PARTY'S TOTAL CUMULATIVE LIABILITY WITH RESPECT TO ITS OBLIGATIONS OF INDEMNITY INCLUDING, BUT NOT LIMITED TO COSTS OF DEFENSE AND "COSTS" (AS DEFINED ABOVE) UNDER SECTION 6 ABOVE EXCEED THE GREATER OF (i) $500,000 OR (ii) ROYALTIES PAID OR PAYABLE BY LOGITECH TO IMMERSION HEREUNDER FOR THE THIRTY-SIX (36) MONTHS PRECEDING THE EVENT FIRST GIVING RISE TO SUCH OBLIGATIONS.

        7.4    NEGATION OF WARRANTIES AND OTHER OBLIGATIONS.

               7.4.1 Nothing in this Agreement shall be construed:

                      (i) as a warranty or representation by Immersion as to the validity or scope of any Licensed Patents;

                      (ii) as a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement by patents, copyrights, trade secrets, trademarks, or other rights of third parties;

                      (iii) as granting by implication, estoppel or otherwise any licenses or rights under patents or other Intellectual Property Rights of Immersion other than expressly granted herein, regardless of whether such patents are dominant or subordinate to any Licensed Patents, or

                      (iv) (a) to require Immersion to file any patent application relating to force-feedback in Gaming Devices, (b) a warranty that Immersion will be successful in securing the grant of any patent relating to force-feedback in Gaming Devices or any reissue or extensions thereof, and (c) to require Immersion to pay any maintenance fees or take any other steps to maintain Immersion's patent rights relating to force feedback in Gaming Devices, provided, however, that in the event Immersion elects not to pay any maintenance fee or take any step to maintain such patents, Immersion shall so notify Logitech a reasonable period in advance and Logitech may, at its option, pay such maintenance fee or take such steps.

               7.4.2 Except for Immersion's obligations of indemnity set forth herein, Immersion does not assume any responsibility for the definition of the Specifications, the manufacture of the Gaming Devices, or use of any Gaming Device which is manufactured or sold by or for Logitech or the Logitech Affiliates under the Licensed Patent licenses granted herein. All warranties in connection with such Gaming Devices shall be made by Logitech or the Logitech Affiliates as manufacturers or sellers of such Gaming Devices and such warranties shall not directly or by implication obligate Immersion in any way.

8.      THIRD PARTY ENFORCEMENT

        Immersion shall not have any obligation or duty under this Agreement to any party, including but not limited to Logitech, to enforce any patents or Licensed Patents against any third party infringing any claim or claims of any patent and/or the Licensed Patents provided, however, that should Logitech become aware of any actual infringement of the Licensed Patents by a Gaming Device distributed in the Gaming Field of Use by a third party, which Gaming Device directly competes (e.g. Joystick to Joystick or wheel to wheel) with a Gaming Device currently shipped by Logitech which is covered by the Licensed Patents, Logitech will promptly communicate the details to Immersion. Immersion shall thereupon have the right to take no action or whatever action Immersion deems necessary, including cease and desist letters, negotiation, the filing of lawsuits, and/or settlement to terminate such infringement and the strategy and/or conclusion of such action or settlement shall be within Immersion's sole discretion. Logitech shall cooperate with Immersion if Immersion takes any such action but all expenses of Immersion shall be borne by Immersion. If Immersion recovers any damages or compensation for any action Immersion takes hereunder, including any settlement, Immersion shall retain one hundred percent (100%) of such damages. If Immersion does not elect to take any action hereunder within sixty (60) days of being made aware of such infringement by Logitech, then Logitech shall have the right, but not the obligation, to provide Immersion with a Patent Enforcement Justification, as defined below, and if the proposed enforcement action meets the Patent Enforcement Justification criteria, Logitech may take and control any such action, subject to Immersion's absolute right to control any and all assertions or admissions which relate to the scope or validity of Immersion's Licensed Patents. For purposes of this Section 8, a Patent Enforcement Justification is a written report prepared by Logitech which includes: (i) the name and address of the entity manufacturing the Gaming Device that is allegedly infringing the Licensed Patents and the names and addresses of any entities distributing such Gaming Device, (ii) an analysis of which of the Licensed Patent claims are infringed, (iii) a comparison of the allegedly infringing Gaming Device and the affected Gaming Device distributed by Logitech with which such allegedly infringing Gaming Device competes (which comparison analyzes the competitive threat as to (a) feature and function, (b) positioning, and (c) price point), (iv) the number of units of the Gaming Device sold by Logitech in the most recent four (4) full Quarters and, if known or reasonably estimable, the number or estimate of the number of units of the allegedly infringing Gaming Device sold in the most recent four (4) full Quarters, on a geographic area basis. The criteria which must be met by such report, in order to permit Logitech to "justify" and to go forward with an infringement action, as are follows:

        (i) Logitech must be selling over 50,000 units of the affected Gaming Device in the market in which the infringement is occurring during the most recent four (4) full Quarters or, if the Product Launch occurred during the most recent four (4) full Quarters, Logitech reasonably estimates in good faith that it will sell over 50,000 units of the affected Gaming Device in the market in which the infringement is occurring during the next four (4) full Quarters;

        (ii) the allegedly infringing Gaming Device must be substantially similar to the affected Gaming Device as to features and functions such that the allegedly infringing Gaming Device is having or reasonably will have a serious impact on the sales of the affected Logitech Gaming Device;

        (iii) the Licensed Patents to be enforced against the allegedly infringing Gaming Device also cover the affected Logitech Gaming Device; and

        (iv) the number of units of the allegedly infringing Gaming Device sold in the market in which the infringement is occurring in the most recent four (4) full Quarters or reasonably estimated in good faith to be sold in the next four (4) full Quarters must meet or exceed 50,000 units.

If the aforementioned criteria are met, Immersion will cooperate with Logitech, at Logitech's expense, including but not limited to joining any legal proceedings as a named plaintiff to the extent required to confer jurisdiction, and all of Logitech's expenses will be borne by Logitech. Immersion may elect to have counsel of its own choosing participate at Immersion's sole expense in any legal proceedings instituted by Logitech, but Logitech shall retain one hundred percent (100%) of any damages Logitech recovers for any such proceedings including any settlement, provided however that (i) Logitech shall first reimburse Immersion for Immersion's Costs to participate in such action out of any recovery which exceeds Logitech's Costs for such action. Immersion must agree to any settlement of any infringement or of any action brought hereunder by Logitech, which consent will not be unreasonably withheld.

9.      GENERAL

        9.1 ENTIRE AGREEMENT. This Agreement and its Appendices, together with the Development Agreement and its Exhibits, constitutes the complete agreement of the parties and supersedes any other agreements, written or oral (including all correspondence, emails and the letter regarding Phase 0 dated October 4, 1996 and the letter regarding Phase 1 dated November 8, 1996, and the two letters each dated January 29, and a letter dated February 21, 1997 regarding extension of the November 8, 1996 letter and continued business relationship between the Parties and all such subsequent extension letters) concerning the subject matter hereof and such materials do not have any effect upon the rights and obligations of the Parties under this Agreement.

        9.2 SUCCESSION AND ASSIGNMENT. Either party may assign this Agreement provided that the other party has consented in writing to the assignment or delegation and provided, further, that the rights and obligations of the parties may be assigned to a corporate successor in interest in the case of a merger or acquisition or in the case of a sale of assets without the prior approval of the other party. Any attempt to assign this Agreement in violation of the provisions of this Section 9.2 shall be void.

        9.3 NOTICES. Notices required under this Agreement shall be addressed as follows, except as otherwise revised by written notice:

               TO IMMERSION:                       TO LOGITECH:
               Louis B. Rosenberg, Ph. D.          General Counsel
               President                           Logitech, Inc.
               Immersion Corporation               6505 Kaiser Drive
               2158 Paragon Drive                  Fremont, CA 94555-3615
               San Jose, CA 95131

        9.4 GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by the substantive laws of the State of California, without the application of any principle that leads to the application of the laws of any other jurisdiction.

        9.5 NO AGENCY. Neither party is to be construed as the agent, partner, or joint venturer or to be acting as the agent, partner or joint venturer of the other party hereunder in any respect.

        9.6 NO RECRUITMENT. During the term of this Agreement and for one (1) year after the termination or expiration of this Agreement, each Party agrees not to recruit any employee of the other Party.

        9.7 MULTIPLE COUNTERPARTS. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single Agreement between the parties.

        9.8 NO WAIVER. No delay or omission by either Party hereto to exercise any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

        9.9 SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        9.10 AMENDMENTS IN WRITING. Any amendment to this Agreement shall be in writing and signed by both parties hereto.

        9.11 INTERPRETATION. Since this Agreement was prepared by both parties hereto, it shall not be construed against any one party as the drafting party.

        9.12 DISPUTE RESOLUTION. Except in the case of a breach of an obligation related to a Party's Intellectual Property Rights, in the event either Party concludes that it is in its best interest to file any legal action against the other, the Party shall contact the other Party's management and at least two (2) senior managers from each Party shall meet without legal counsel or interruption for a minimum amount of three (3) eight (8) hour periods and diligently attempt to resolve all disputed matters. If the Parties are unable to resolve their difference and either Party desires to file a legal action against the other, at least two (2) senior managers from each Party and their respective counsels shall meet for three (3) eight (8) hour periods and diligently attempt to resolve all disputed matters. Either Party may request that an independent third party bound to mutually agreed upon obligations of confidentiality attend such meeting in order to assist the Parties in reaching a reasonable resolution. All oral and written information exchanged in these meetings shall be exchanged in an effort to settle all disputed matters. If either Party still desires to file a legal action against the other after these prescribed meetings, such Party may file a legal action against the other Party as allowed by applicable law in Santa Clara County state court or in the federal court. The Parties agree that if a Party does not attend all of the prescribed meetings it waives its rights to any monetary damages in the legal action(s) it files.

        9.13 SURVIVAL. Sections 3.2, 3.4, 3.5, 4.6, 5, 7 and 9 shall survive any termination or expiration of this Agreement. In addition, the provisions of Sections 6.1, 6.2, 6.5, 6.6 and 6.7 shall survive with respect to any units of a Product Model of Royalty Bearing Products sold or otherwise distributed by Logitech before the termination or expiration of this Agreement, provided, however, that Immersion's obligations of indemnity under Sections 6.1, 6.2, 6.5 and 6.6 shall not survive in the event Immersion terminates this Agreement for cause, including but not limited to, failure by Logitech to pay royalties due hereunder.

        9.14 FORCE MAJEURE. With the exception of the obligation to pay monies due and owing, each Party hereto shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of delays caused by the other Party or an act of God, war, civil disturbance, court order, governmental action, laws, orders, regulations, directions or requests, or as a result of events such as acts of public enemies, earthquakes, fires, floods, strikes or other labor disturbances of the other Party or any third party, or other cause beyond its reasonable control and which it could not have prevented by reasonable precautions, and such nonperformance shall not be a default hereunder or a ground for termination hereof.

        9.15 RESTRICTED USE OF SCHEDULE A. Logitech agrees to keep the serial numbers of the pending patent applications set forth in Schedules A1 and A2 confidential until such applications issue or such information is otherwise made available to the public by Immersion, and agrees not to use the information in Schedule A for any purpose other than the performance or enforcement of this Agreement, including but not limited to using the information to initiate interference proceedings.

        Upon execution of this Agreement, Schedule A1 shall be supplied by Immersion to Logitech in an envelope marked "IMMERSION CONFIDENTIAL INFORMATION SCHEDULE A1 TO INTELLECTUAL PROPERTY LICENSE AGREEMENT. TO BE SEEN BY LOGITECH INC. PRESIDENT, CHAIRMAN OF THE BOARD, GENERAL COUNSEL AND OUTSIDE COUNSEL ONLY." Schedule A1 shall include the serial numbers (for issued License Patents) and the application numbers (of pending Licensed Patent applications), and the jurisdictions where such patents have issued and where such applications have been filed. Schedule A1 may only be reviewed by Logitech Inc.'s President, Chairman, General Counsel and outside lawyers. Schedule A1 shall be maintained in a sealed envelope in a secure location with Logitech.

        Upon execution of the Agreement, Schedule A2 shall be supplied by Immersion to Logitech in a sealed envelope marked "IMMERSION CONFIDENTIAL INFORMATION SCHEDULE A2 TO INTELLECTUAL PROPERTY LICENSE AGREEMENT. TO BE SEEN BY LOGITECH INC. PRESIDENT, CHAIRMAN OF

THE BOARD, GENERAL COUNSEL AND OUTSIDE COUNSEL ONLY." Schedule A2 shall include all the information included in Schedule A1 as well as the titles and filing dates of the applications. Schedule A2 will not be opened except as may be necessary to perform or enforce this Agreement. Schedule A2 shall be maintained in a sealed envelope in a secure location within Logitech.

        IN WITNESS WHEREOF, the authorized representatives of the parties hereto have signed this Agreement as of the date and year last set forth below.




LOGITECH, INC.                      IMMERSION CORPORATION




By:    /s/ B. Zwarenstein                  By:    /s/ Louis Rosenberg
      -------------------------                   -----------------------------
Name:  B. Zwarenstein                      Name:  Louis Rosenberg
      -------------------------                   -----------------------------

Title: CFO                                 Title: President/CEO
      -------------------------                   -----------------------------

Date:       4/2/97                          Date:      4/2/97
    ---------------------------                 -------------------------------

                                    EXHIBIT A

                                  Specification

        Immersion shall develop a Joystick Product to conform to the following specifications: The Joystick Product shall be a two degree of freedom joystick style interface with active force feedback functionality. It must be compatible with Intel based personal computers running Microsoft Windows 95 operating system. It must connect to the PC through a universal Serial Bus ("USB") interface using the USB communication protocol for "PID" class devices. The completed work must include hose drivers, firmware and electromechanical hardware that work together to allow force feedback sensations to be generated by a processor on-board the Joystick Product. Said sensations must be appropriately coordinated with events running in host gaming applications. The programming of coordination between force sensations and gaming events will be achieved using a high-level Application Programming Interface ("API") that allows game developers to command force feedback sensations from their applications. The Windows API will use the "Direct-X" force feedback implementations as its core and the Joystick Product must have compatible firmware that locally produces all key features supported by the current Direct-X 5.0 (Direct-Input) specification. The API will also enable advanced features not directly specified by Direct-X. The API will be functional within Windows 95, DOS-Box, and Windows 97 environments. The Joystick Product will be an "all digital" implementation.

        Requirement Overview: The Joystick Product must be a high quality, premium joystick capable of reproducing realistic feedback during action gaming. It must be manufactured at a reasonable cost for the mass market. The product must consist of the following subsystems:

        Handle: Logitech to provide the design. The handle will be based on the Wingman Extreme Digital handle industrial design with possible modifications to allow the main handle shaft to be strengthened. A deadman switch is not required from Immersion but may be included.

        Gimbal: Immersion to provide the design concept. The gimbal must provide two rotary degrees of freedom of the joystick handle with respect to two grounded actuators. The cost shall be kept under [****] each.

        Transmission: Immersion to provide the design concept. The transmission will be a low backlash method of conveying mechanical power from motors to the gimbal while creating a mechanical advantage.

        Actuators: Immersion to make the motor recommendation and suggest vendors. Primary goals will be low cost (less than [****] each) and minimal cogging.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                 CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

        Base Enclosure: Bridge Design to provide the industrial design. Immersion must provide Bridge with envelope requirements.

        Spring Centering: Immersion to provide spring centering concept with similar force profile to other commercial Logitech joysticks.

        Power Electronics: Immersion must provide the initial design. There will be an external power source (brick). Combined cost will be under [****].

        Microprocessor and Interface Electronics: Immersion must provide the microprocessor board design and the firmware to create local force feedback sensations. Design will be USB high speed compatible. It will allow for a maximum of eight (8) switches and one (1) throttle control. Combined cost will be under [****] in volume.

        Sensors: Immersion must provide recommendation and design implementation for sensors that monitor the motion of the gimbal and report such data back to the host across the USB via the microprocessor.

        Embedded Software: Immersion must provide. The embedded software will be Direct-X and I-Force 2.0 compatible and USB enabled.

        Host Software: Immersion must provide drivers that allow force feedback interaction from DOS Box, Windows 95, and Windows 97. (Logitech will provide an LES control panel).

        Switches and Buttons: In addition to the buttons provided within the Logitech designed handle, the joystick will contain the following:

                Three Position Switch: This button will provide three levels of force feedback. Off, standard play levels, and a maximum or "turbo" mode for demo purposes. In the off mode the joystick must function as a standard joystick without external power.

                Base Buttons: The base shall allow for 4 to 8 buttons for the user to program.

                Throttle Control: The base shall allow for a single throttle control.

                Product Details: The product must perform as follows:

         Range of Motion: at least [****] degrees in both axes of gimbal
                 Force Output: A minimum of [****] in each axis
  Dimensions: The size shall be minimized within the constraints of packaging.
                               Weight: 2 to 3 lbs.
                        Power Consumption: 10 to 40 watts

*Certain information in this document has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B

                   Immersion Packaging Labeling Specification

Logitech must place or have placed the following notice or other similar mark, at Immersion's request, on the underside (exterior) of those products which incorporate Licensed Technology as well as on the packaging and manuals for such products:

    "I-Force(TM) Force Feedback Technology Licensed from Immersion Corporation"

Logitech must also place or have placed the following I-FORCE logo (or future derivative of the mark as reasonably approved by Logitech) at Immersion's request, prominently on retail packaging and manuals provided that the logo is clearly legible and occupies a rectangular area of no less than one square inch. The mark must be displayed on at least two surfaces of the retail packaging, including the front surface and specifically not including the bottom surface.

Immersion Corporation Confidential                                  SCHEDULE A1

         ID        Where     Serial Number
         --        -----     -------------
1       P003        USA       08/275,120
2       P004        USA       08/344/148
3       P004-P      PCT       PCT/15301
4       P005        USA       08/374,288
5       P006        USA       08/400,233
6       P006-P      PCT       PCT/00701
7       P007A       USA       08/784,198
8       P007US      USA       08/583,032
9       P007-P      PCT       PCT/07851
10      P007-C      Canada    2,167,304
11      P008        USA       08/489,068
12      P008-P      PCT       PCT/09664
13      P012        USA       08/534,791
14      P013        USA       08/560,091
15      P014        USA       08/566,282
16      P014P       PCT       PCT/15373
17      P015        USA       [****]
18      P015P       PCT       PCT/01441
19      P016        USA       08/623,660
20      P016P       PCT       PCT/15350
21      P017        USA       [****]
22      P018        USA       [****]
23      P019        USA       [****]
24      P020        USA       08/691,852
25      P022        USA       08/747,841
26      ISSUE-1     USA       5,576,727

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Immersion Corporation Confidential                                  SCHEDULE A2

         ID        Where     Serial Number  Date         Title
         --        -----     -------------  ----         -----
1       P003        USA       08/275,120     07/14/97     Method and Apparatus for Providing Mechanical I/O for Computer Systems
2       P004        USA       08/344/148     10/23/94     Method and Apparatus for Providing Mechanical I/O for Computer Systems
3       P004-P      PCT       PCT/15301      10/22/95     Method and Apparatus for Providing Mechanical I/O for Computer Systems
4       P005        USA       08/374,288     01/18/95     Method and Apparatus for Providing High Bandwidth Low Noise Force Feedback
5       P006        USA       08/400,233     03/03/95     Method and Apparatus for Providing Passive Force Feedback
6       P006-P      PCT       PCT/00701      01/17/96     Method and Apparatus for Providing High Bandwidth Low Noise Force Feedback
7       P007A       USA       08/784,198     01/15/97     Multi Degree of Freedom Interface with Force Feedback
8       P007US      USA       08/583,032     02/16/96     Electromechanical Human Interface with Force Feedback
9       P007-P      PCT       PCT/07851      07/12/94     Electromechanical Human Interface with Force Feedback
10      P007-C      Canada    2,167,304      07/12/94     Electromechanical Human Interface with Force Feedback
11      P008        USA       08/489,068     06/07/97     Method and Apparatus for Passive Fluid Feedback
12      P008-P      PCT       PCT/09664      06/07/96     Method and Apparatus for Passive Fluid Force Feedback
13      P012        USA       08/534,791     09/27/95     Method and Apparatus for Controlling Human Computer Interaction
14      P013        USA       08/560,091     10/17/95     Method and Apparatus for Providing Low Cost Force Feedback
15      P014        USA       08/566,282     12/01/95     Method and Apparatus for Controlling Force Feedback
16      P014P       PCT       PCT/15373      09/25/96     Method and Apparatus for Controlling Force Feedback
17      PO15        USA       [****]         [****]       [****]
18      P015P       PCT       PCT/01441      10/26/96     Method and Apparatus for Providing Force Feedback for a
19      P016        USA       08/623,660     03/28/96     Safe and Low Cost Computer Peripherals with Force Feedback
20      P016P       PCT       PCT/15350      09/25/95     Safe and Low Cost Computer Peripherals with Force Feedback
21      PO17        USA       [****]         [****]       [****]
22      PO18        USA       [****]         [****]       [****]
23      PO19        USA       [****]         [****]       [****]
24      P020        USA       08/691,852     08/01/96     Method and Apparatus for Providing Force Feedback Over a Network
25      P022        USA       08/747,841     11/13/96     Method and Apparatus for Shaping Force Signals
26      ISSUE-1     USA       5,576,727      10/19/96     Electromechanical Human Interface with Force Feedback

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.